Exhibit 10.27

AMENDMENT 2015-1
TO THE
NORDSTROM EXECUTIVE DEFERRED COMPENSATION PLAN
(2014 Restatement)

The Nordstrom Executive Deferred Compensation Plan (2014 Restatement) (“EDCP”) is hereby amended to conform the EDCP for changes made to the Nordstrom 401(k) Plan (formerly known as the Nordstrom 401(k) Plan & Profit Sharing) and to simplify or otherwise clarify Plan administration. This Amendment 2015-1 is approved by the Administrative Committee pursuant to Section 8.2(a) of the EDCP and is effective as stated herein.

1.    Section 3.2(a) (Amount of Deferral: Base Compensation) is amended by deleting such section in its entirety and replacing it with the following to ensure Participants’ tax obligations and other employee benefits are not impacted by their EDCP deferral elections, effective for deferrals made after January 1, 2015:

“Effective for deferral elections made after January 1, 2015, all or a portion of the Participant’s Base Compensation expressed as either a percentage or a flat dollar amount, provided that, the deferral cannot exceed eighty percent (80%) of the Eligible Employee’s Base Compensation. For deferral elections made on or before January 1, 2015, the terms of the Plan in effect prior to this Amendment 2015-1 shall apply. The deferral percentage applied to a Participant’s Base Compensation each pay period shall be based on a Participant’s annualized Base Compensation over the number of scheduled pay periods during the Plan Year from which deferrals can be taken; this means that the actual deferral made by a Participant in any given Plan Year will not necessarily equal his or her annual Base Compensation multiplied by his or her deferral rate. For example, assume Participant’s annualized Base Compensation is $200,000 and that the election is effective as of the first day of the Plan Year; the maximum annual deferral for such Participant would be $160,000 (= 80% x $200,000). Assume further that Participant’s deferral election is 40% of Base Compensation and that his or her annualized Base Compensation is scheduled to be paid over 23 pay periods; that Participant’s total annualized deferral is $80,000 and is deferred at a rate of $3,478.26 (= $80,000 / 23) per pay period.”

3.    Section 3.4 (Company Contribution Allocations) is amended by deleting such section in its entirety and replacing it with the following for conformation with the clarified definition of 401(k) Plan effective January 1, 2015:

“3.4    Company Contribution Allocations. The following Company contributions are permitted under the Plan:

(a)    Make-up Contribution. Each Plan Year, the Company shall allocate to each Participant’s Account an amount corresponding to the Participant’s lost share of Company contributions to its 401(k) Plan, determined as follows:

(1)     an amount, if any, equal to such Participant’s lost share of non-elective contributions under the 401(k) Plan; and

(2)     an amount, if any, equal to such Participant’s lost share of matching contributions under the 401(k) Plan.

For purposes of this allocation, a Participant’s “lost share” of non-elective and matching contributions is the amount of contributions not allocated to Participant’s 401(k) Plan account because of:

(A)    The reduction in the Participant’s compensation (as defined under the Participant’s 401(k) Plan) by reason of deferrals under this Plan, or

(B)    The Participant’s exclusion from receiving a Company non-elective contribution under the Participant’s 401(k) Plan on account of being considered “otherwise excludible” under Code section 410(b)(4).

The time and form of payment of Make-up Contributions shall be determined by the Participant’s deferral elections applicable for Base Compensation paid during the Plan Year preceding the Plan Year in which the Make-up Contribution is actually credited to the Participant’s Account. For example, the time and form of payment of Make-up Contributions credited in early 2015 with respect to Participant’s Excess Compensation earned in the 2014 Plan Year shall be determined on the Participant’s deferral elections applicable for Base Compensation paid during the 2014 Plan Year. If no such deferral election exists, then the time and form of payment of the Participant’s Make-up Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation.

Effective for Make-up Contributions made in 2015 and thereafter for the Participant’s lost share of Company contributions to the Participant’s 401(k) Plan for the 401(k) Plan’s fiscal year ending December 31, 2014, and later, those Make-up Contributions will be subject to the same vesting schedule that would have applied had they been made as Company contributions to the Participant under the Participant’s 401(k) Plan.

For the avoidance of doubt, to receive a Make-up Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year.

(b)    Company Discretionary Contributions. In addition to any Company contributions made in accordance with 3.4(a), the Company may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times, in such amounts, and vested in such manner, as the Board or the Compensation Committee may determine. Such discretionary contributions shall be credited to the applicable Participant’s Deemed Investment Sub-Account. The Company must designate the time and form of distribution at the time that the discretionary contributions are allocated to the Participant’s Account.

(c)    Restoration Contributions. Beginning with Plan Years commencing January 1, 2014, the Company shall allocate to certain Participants’ Accounts a Restoration Contribution, which shall be based on each Participant’s Excess Compensation (defined below).

A Participant’s “Excess Compensation” for Restoration Contribution allocation purposes means the excess of a Participant’s Unlimited 401(k) Plan Compensation (defined below) over the Participant’s actual 401(k) Plan Compensation for that Plan Year. Moreover, “Excess Compensation” shall exclude performance-based or other incentive compensation received by a Participant that both (i) relates to the economic performance of an entity other than Nordstrom, Inc. and (ii) was adopted as part of, in recognition of, or in concert with, the merger, acquisition or change in control of such entity.

A Participant’s “Unlimited 401(k) Plan Compensation” for Restoration Contribution

allocation purposes means Participant’s 401(k) Plan Compensation for a Plan Year determined without regard to the 401(a)(17) Limit (defined below) plus the amount deferred by Participant into this Plan during that Plan Year. The 401(a)(17) Limit for a Plan Year means the compensation limitation under Code section 401(a)(17) (or the limit under Section 1081.01(a)(12) of the Puerto Rico Internal Revenue Code (the “PR Code”), whichever applies) in effect for such Plan Year. For the Plan Year beginning January 1, 2014, the 401(a)(17) Limit is $260,000 and is thereafter indexed for inflation (the 2015 401(a)(17) Limit is $265,000).

Example 1: Assume that for the 2014 Plan Year, Participant A is also a participant in the Nordstrom 401(k) Plan (the “Qualified Plan” for purposes of this Section 3.4(c)). During the 2014 Plan Year, Participant A’s 401(k) Plan Compensation was $260,000 and Participant A deferred $10,000 into this Plan. The 401(a)(17) Limitation in effect for the 2014 Plan Year was $260,000. Participant A’s 2014 401(k) Plan Compensation determined without regard to the 401(a)(17) Limit was $290,000. Consequently, Participant A’s Unlimited 401(k) Plan Compensation for the 2014 Plan Year was $300,000 ($290,000 plus $10,000). Participant A’s Excess Compensation was $40,000 ($300,000 less Participant’s $260,000 401(k) Plan Compensation).

The Restoration Contribution allocable with respect to a Participant’s Excess Compensation shall be the lesser of:

(1)    the maximum matching contribution amount that could be generated by applying the matching contribution formula in effect under the Participant’s 401(k) Plan for such Plan Year to the Participant’s Excess Compensation, if any; and

(2)    the amount actually deferred by Participant into this Plan for such Plan Year, if any.

Example 2: Same facts as in Example 1. Assume further that the matching formula under the Qualified Plan was 100% of Participant’s elective deferrals under the Qualified Plan, up to 4% of Participant’s 401(k) Plan Compensation. From Example 1, Participant A’s Excess Compensation for the 2014 Plan Year was $40,000. Applying the Qualified Plan’s matching contribution to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $1,600 (i.e., dollar for dollar, up to 4% of Participant’s Excess Compensation). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2014 Plan Year would be $1,600 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $10,000 Plan deferral.)

In the event that the Participant is eligible to receive matching contributions under Participant’s 401(k) Plan under more than one formula during a given Plan Year, then the Restoration Contribution above shall be calculated through application of each applicable 401(k) Plan matching formula under (1) and (2) above, with the resulting amounts added together to arrive at the total Restoration Contribution for that Plan Year.

Example 3: Same facts as in Example 2. Assume further that a second matching contribution is declared under the Qualified Plan for the 2014 Plan Year. The formula for this second matching contribution was 50% of Participant’s elective deferrals under the Qualified Plan, up to 4% of Participant’s 401(k) Plan Compensation. Applying the Qualified Plan’s second matching contribution to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $800 (i.e., fifty percent (50%) of the lesser of (i) the amount deferred into this Plan or (ii) 4% of Participant’s Excess Compensation). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2014 Plan Year would be $800 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $10,000 Plan deferral.)

Participant A’s total Restoration Contribution for the 2014 Plan Year would be $2,400 ($1,600 under the first matching contribution formula plus $800 under the second matching contribution formula).

The time and form of payment of Restoration Contributions shall be determined by the Participant’s deferral elections applicable for Base Compensation paid during the Plan Year preceding the Plan Year in which the Restoration Contribution is actually credited to the Participant’s Account. For example, the time and form of payment of Restoration Contributions credited in early 2015 with respect to Participant’s Excess Compensation earned in the 2014 Plan Year shall be determined on the Participant’s deferral elections applicable for Base Compensation paid during the 2014 Plan Year. If no such deferral election exists, then the time and form of payment of the Participant’s Restoration Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation. Restoration Contributions will be subject to the same vesting schedule that would have applied to such Restoration Contributions had they been made as Company matching contributions to the Participant under the 401(k) Plan.

A Participant is ineligible to receive a Restoration Contribution for any Plan Year in which such Participant either (i) is ineligible to receive a Company matching contribution allocation under the 401(k) Plan due to application of the 401(k) Plan’s employment and/or hours of service requirements to receive such matching contribution allocation or (ii) is a participant in the SERP, unless the Compensation Committee determines otherwise.

For the avoidance of doubt, (x) to receive a Restoration Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year and (y) a Participant can receive a Restoration Contribution under this Plan with respect to a given Plan Year whether or not the Participant made a deferral election under the 401(k) Plan for such Plan Year.”

4.    Section 11.14(f) (Additional Definitions: 401(k) Plan) is deleted in its entirety and replaced with the following to clarify that the term 401(k) Plan includes any tax-qualified individual account retirement plan that is sponsored by the Company and is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), effective January 1, 2015:

“(f)     “401(k) Plan” means, with respect to a Participant, any Company-sponsored, tax-qualified individual account retirement plan in which the Participant is eligible and which is subject to the requirements of ERISA, whether or not that plan provides for elective deferrals under Code section 401(k). As of January 1, 2015, the definition of 401(k) Plan includes the following Company-sponsored plans: Nordstrom 401(k) Plan (previously known as the Nordstrom 401(k) Plan & Profit Sharing), Perfect Fit 401(k) Plan, and Nordstrom Puerto Rico Retirement and Savings Plan.”

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IN WITNESS WHEREOF, this Amendment 2015-1 to the Nordstrom Executive Deferred Compensation Plan (2014 Restatement) is executed this      day of _____________, 2015.

NORDSTROM, INC.

By:__________________________________
Title:_________________________________